EXHIBIT 99.1




Flagstone Re Raises $100 Million from Issuance of Junior Subordinated Deferrable Interest Debentures

HAMILTON, Bermuda--(BUSINESS WIRE)--June 29, 2007--Flagstone Reinsurance Holdings Limited (NYSE:FSR) announced today that it has raised an additional $100 million through two private sales of Junior Subordinated Deferrable Interest Debentures ("Deferrable Interest Debentures"). The additional capital will be used to increase the capacity of Flagstone's underwriting operations.

The Deferrable Interest Debentures have a floating rate of interest equal to 3-month LIBOR plus 300 basis points, reset quarterly. The Deferrable Interest Debentures mature on July 30, 2037, and may be called at par by the Company at any time after July 30, 2012.

The Deferrable Interest Debentures will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Flagstone Reinsurance Holdings Limited

Flagstone Reinsurance Holdings Limited, through its operating subsidiaries, is a global reinsurance company formed and headquartered in Bermuda. Flagstone Re employs a focused, technical approach to the Property Catastrophe, Property, and Specialty reinsurance business. Flagstone Re has received "A-" financial strength ratings from both A.M. Best and Fitch Ratings, and an "A3" rating from Moody's Investors Service.

CONTACT:
Flagstone Reinsurance Holdings Limited, Hamilton
Brenton Slade,
441-278-4303

SOURCE: Flagstone Reinsurance Holdings Limited